Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock, par value $0.00001, of Aura Biosciences, Inc., and further agrees that this joint filing agreement be included as an exhibit to such filings.

Dated:  November 12, 2021

Chiesi Ventures, LP

By: Chiesi Ventures, Inc.

By:	/s/ Giacomo Chiesi
Name: Giacomo Chiesi
Title: President

Chiesi Ventures, Inc.

By:	/s/ Giacomo Chiesi
Name: Giacomo Chiesi
Title: President

/s/ Giacomo Chiesi
GIACOMO CHIESI